Exhibit 99.1

                                 50 Main Street

      White Plains, New York 10606

NEWS

FOR IMMEDIATE RELEASE

Contact:

Fred Buonocore, K&F Industries Holdings, Inc.

(914) 448-2701

Matthew Sherman / Joele Frank

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

K&F INDUSTRIES HOLDINGS, INC. TO BE ACQUIRED BY MEGGITT-USA, INC.

K&F Stockholders to Receive $27.00 Per Share in All-Cash Transaction
Valued at Approximately $1.8 Billion

WHITE PLAINS, NY — March 6, 2007 — K&F Industries Holdings, Inc. (“K&F”) (NYSE: KFI) today announced that it had entered into a definitive merger agreement with Meggitt-USA, Inc. (“Meggitt”), the wholly-owned United States subsidiary of Meggitt PLC (LSE: MGGT.L), a UK public company.  Under the merger agreement, Meggitt has agreed to acquire K&F for $27.00 per share in cash.

The $27.00 per share in cash purchase price represents a premium of approximately 10% over K&F’s closing price on Monday, March 5, 2007, the last trading day prior to today’s announcement, and a premium of approximately 54% over K&F’s $17.50 per share initial public offering in August 2005.

The transaction has a total equity value of approximately $1.1 billion on a fully-diluted basis.  Under the terms of the merger agreement, which was unanimously approved by each company’s Board of Directors, Meggitt will also assume approximately $700 million of K&F’s debt.  Upon completion of the merger, K&F will become a wholly-owned subsidiary of Meggitt. The transaction is expected to close in the second quarter of 2007, subject to customary closing conditions.

Kenneth M. Schwartz, president and CEO of K&F, said, “After thorough and extensive analysis, our Board of Directors unanimously concluded that this transaction provides significant cash value to our stockholders and is in the best interests of our stockholders, customers and employees.  I believe the successful track record and complementary strengths of our two organizations will offer a platform for future growth and expanded opportunities for our employees.  I also believe that the transaction will be of great benefit to our customers and our suppliers, as it will enable an enhanced and broader range of products, even higher service levels, more efficient procurement, manufacturing efficiencies, enhanced global aftermarket support and larger engineering resources, all of which will lead to even better products through the combination of the two companies.  We look forward to working with the Meggitt team to ensure a rapid and seamless transition.”

The completion of the merger is subject to terms and conditions customary for transactions of this type, including approval by K&F’s stockholders and Meggitt PLC’s shareholders, expiration of the Hart-Scott-Rodino regulatory waiting period and the receipt of certain other governmental approvals.  K&F will solicit stockholder approval at a special meeting which is expected to occur in late April 2007 subject to the mailing of a definitive proxy statement. Meggitt PLC will solicit approval from its shareholders by means of a shareholder circular, calling for an extraordinary general meeting to be held on March 27, 2007 for purposes of approving the proposed transaction.  In connection with the merger, Meggitt PLC has entered into an underwriting agreement with Rothschild and Merrill Lynch International with respect to the issuance of new Meggitt PLC shares in a rights offering conducted outside the United States and a definitive credit agreement with respect to the debt portion of its financing.  The underwriting agreement and the credit agreement are subject to certain customary conditions.  The merger agreement is not subject to any financing contingency following admission of the new Meggitt PLC shares on the date after its shareholder approval.

Investment partnerships controlled by Aurora Capital Group, together with certain co-investors and certain of K&F’s officers and directors, have entered into stockholders’ agreements with Meggitt pursuant to which they have agreed not to transfer any of their shares (representing collectively approximately 36% of K&F’s outstanding shares) and to vote all of their shares in favor of the transaction.  These stockholders’ agreements expire upon termination of the merger agreement.  In addition, certain other co-investors who currently own approximately 15% of K&F’s outstanding shares subject to a proxy held by Aurora or a voting agreement are generally required to be voted in favor of the merger to the extent such co-investors continue to hold such shares.

Under the merger agreement, K&F and its advisors are permitted and intend to actively solicit alternative acquisition proposals from third parties until March 25, 2007, or until a later date in certain limited circumstances if Meggitt PLC’s shareholder meeting is postponed.  After that date, K&F is not permitted to solicit alternative acquisition proposals and may only respond to certain unsolicited proposals prior to K&F stockholder approval.  If K&F’s Board accepts a superior proposal, the merger agreement would be terminated and K&F would be obligated to pay a break-up fee and reimburse Meggitt’s transaction expenses up to an agreed amount.  There can be no assurance of any alternative proposal.

Employees and others holding previously awarded stock options will receive cash payments at closing equal to the sum of the difference between the per-share option exercise prices of their respective options and $27.00 for each share subject to an option.

Goldman, Sachs & Co. acted as financial advisor to K&F and Gibson, Dunn & Crutcher LLP acted as legal advisor.  NM Rothschild & Sons acted as financial advisor to Meggitt, Merrill Lynch International acted as broker and Kaye Scholer LLP and Clifford Chance LLP acted as legal advisors.

About K&F Industries Holdings, Inc.

K&F Industries Holdings, Inc. is a worldwide leader in the manufacture of braking equipment for commercial transport, general aviation and military aircraft through its Aircraft Braking Systems Corporation subsidiary.  K&F manufactures a wide range of braking equipment including antiskid, auto brake, brake by wire systems, and brake temperature monitoring systems as well as main and nose wheels, carbon and steel brakes, and ancillary equipment. Its products are installed on approximately 25,000 aircraft worldwide, more than any other supplier.  In addition, K&F operates Engineered Fabrics Corporation, a leading producer of aircraft fuel tanks, de-icing equipment and specialty coated fabrics used for storage, shipping, environmental and rescue applications for the commercial and military markets.

About Meggitt PLC

Meggitt PLC, headquartered in the United Kingdom, is an international aerospace and defense group employing some 6,400 people specializing in aerospace equipment, sensing and defense systems.  Its capabilities include wheels, brakes and anti-skid systems, thermal management, fluid control, fire, overheat and smoke detection, polymers and composite solutions (aerospace equipment), condition monitoring systems, high performance sensors and avionics (sensing systems) and training and combat support systems (defense systems).  Its consistent record of strong financial performance comes from businesses balanced across market segments; strong intellectual property linked to stable, growing aftermarkets; organic growth reinforced by acquisitions; and investment in people, facilities, operations and strategy-led technology development.

About Aurora Capital Group

Aurora is a Los Angeles-based private equity firm with approximately $2.0 billion of assets under management, focusing on control investments in middle-market manufacturing/industrial and selected service-oriented businesses.  Aurora has been a principal stockholder of K&F since partnering with management to acquire K&F in November 2004.

Additional Information

K&F will promptly file with the SEC a Current Report on Form 8-K, which will include the merger agreement and related documents.  The proxy statement that K&F plans to file with the SEC and mail to its stockholders will contain information about K&F, Meggitt, the proposed merger and related matters. Stockholders are urged to read the proxy statement carefully when it is available, as it will contain important information that stockholders should consider before making a decision about the merger.  In addition to receiving the proxy statement from K&F by mail, stockholders will also be able to obtain the proxy statement, as well as other filings containing information about K&F, without charge, from the SEC’s website (www.sec.gov) or, without charge, from K&F.  This announcement is neither a solicitation of proxy, an offer to purchase nor a solicitation of an offer to sell shares of K&F.

K&F and its executive officers and directors may be deemed to be participants in the solicitation of proxies from K&F’s stockholders with respect to the proposed merger.  Information regarding any interests that K&F’s executive officers and directors may have in the transaction will be set forth in the proxy statement.

Forward-Looking Statements

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the proposed acquisition of K&F by Meggitt and the risks and uncertainties related to the occurrence of future events. These forward-looking statements are based on management’s current expectations, assumptions, estimates and projections about the current economic environment, K&F and its industry.  Certain factors that could cause actual events not to occur as expressed in the forward-looking statement include, but are not limited to, (i) the failure to obtain the necessary approval by K&F’s stockholders and Parent’s shareholders, antitrust clearance and certain other governmental approvals in a timely manner or at all, (ii) the failure, under certain circumstances, of Meggitt to meet the conditions set forth in its equity and debt financing documents and (iii) the satisfaction of various other closing conditions contained in the definitive merger agreement.  Other potential risks and uncertainties are discussed in K&F’s reports and other documents filed with the SEC from time to time.  K&F assumes no obligation to update the forward-looking information.  Such forward-looking statements are based upon many estimates and assumptions and are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of K&F’s management.  Inclusion of such forward-looking statements herein should not be regarded as a representation by K&F that the statements will prove to be correct.